Exhibit 6.9

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS.
Soliton, Inc.
10% UNSECURED PROMISSORY NOTE

$[____________]	[____________], 2018
FOR VALUE RECEIVED, Soliton, Inc, a Delaware corporation (the “Company”), promises to pay to the order of [____________] (the “Payee” or the “Holder”) or registered assigns, on the earlier of: (i) the one-year anniversary of the date hereof, or (ii) a completion by the Company of a Qualified Offering (as defined below), unless accelerated due to the occurrence of an Event of Default (the earlier of such dates is referred to as the “Maturity Date”), the principal amount of [____________] Dollars ($[____________]) (the “Principal Amount”) and interest on the Principal Amount (as set forth in Section 2), in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. Interest on this Note shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with Section 2 hereof.
1.Qualified Offering. A “Qualified Offering” means the completion of the initial public offering of the Company’s securities pursuant to which the Company’s securities become registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended.
2.Base Interest Rate; Payment of Interest. The outstanding Principal Amount shall bear interest at the rate of 10.0% per annum. Interest shall be based on a 365 day year. Accrued interest will be due and payable on the Maturity Date.
3.Covenants of Company
A.Affirmative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Section 3.A.:
(i)Maintenance of Existence. The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company.

4.Events of Default
A.The term “Event of Default” shall mean any of the events set forth in this Section 4.A.:
(i)Non-Payment of Obligations. The Company shall default in the payment of the Principal Amount or accrued interest of this Note as and when the same shall become due and payable, whether by acceleration or otherwise.
(ii)Non-Performance of Affirmative Covenants. The Company shall materially default in the due observance or performance of any covenant set forth in Section 3.A.
(iii)Bankruptcy, Insolvency, etc. The Company shall:
(a)apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company, or make a general assignment for the benefit of creditors; or
(b)permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief.
B.Action if Bankruptcy. If any Event of Default described in clause (iii) of Section 4.A. shall occur, the outstanding Principal Amount of this Note and all other obligations hereunder shall automatically be and become immediately due and payable, without notice or demand.
C.Action if Other Event of Default. Upon the occurrence of an Event of Default that goes uncured for more than 10 days after written notice thereof by Holder to the Company (other than any Event of Default described in clause (iii) of Section 4.A.) the entire outstanding principal of the Note together with the interest accrued thereon shall be immediately due and payable. The Company hereby waives any and all notices including notice of breach, notice of default, notice of intent to accelerate, notice of acceleration or any other demand or presentment that may be required.
5.Miscellaneous.
A.Parties in Interest. All covenants, agreements and undertakings in this Note binding upon the Company or the Payee shall bind and inure to the benefit of the successors and permitted assigns of the Company and the Payee, respectively, whether so expressed or not.
B.Governing Law. This Note shall be governed by the laws of the State of Texas as applied to contracts entered into and to be performed entirely within the State of Texas. Any action arising out of this Note shall be brought exclusively in a court of competent jurisdiction in Harris County, Texas, and the Company and the Holder (by accepting this Note) hereby irrevocably waive any objections they may have to venue in Harris County, Texas.
C.Arbitration. Any dispute, claim or controversy arising out of or relating to this Note or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Houston, Texas before a single arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (“Rules”) and in accordance with the Expedited Procedures in those Rules, including Rules 16.1 and 16.2 of those Rules. Judgment on the Award (as defined in the Rules) may be entered in any court having jurisdiction. The Company and Holder shall each select one independent arbitrator expert in the subject matter of the dispute (the arbitrators so selected shall be referred to herein as “Company’s Arbitrator” and “Holder’s Arbitrator,” respectively). In the event that either such party fails to select an independent arbitrator as set forth herein within 20 days from delivery of a notice of arbitration, then the matter shall be resolved by the arbitrator selected by the other party. Company’s Arbitrator and Holder’s Arbitrator shall select a third independent arbitrator expert in the subject matter of the dispute, and the three arbitrators so selected shall resolve the matter according to the procedures set forth in this section. If Company’s Arbitrator and Holder’s Arbitrator are unable to agree on a third arbitrator within 20 days after their selection, Company’s Arbitrator and Holder’s Arbitrator shall each prepare a list of three independent arbitrators. Company’s Arbitrator and Holder’s Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator’s list within seven days after submission thereof, and the third arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Company’s Arbitrator and Holder’s Arbitrator. The parties shall maintain the confidential nature of the arbitration proceeding and the Award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an Award or its enforcement, or unless otherwise required by law or judicial decision. The parties acknowledge that this Note evidences a transaction involving interstate commerce. Notwithstanding the provision in the preceding section with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Note shall be governed by the Federal Arbitration Act.
D.Notice. All notices shall be in writing, and shall be deemed given when actually delivered to a party at its address set forth herein personally, by a reputable overnight messenger.
E.No Waiver. No delay in exercising any right hereunder shall be deemed a waiver thereof, and no waiver shall be deemed to have any application to any future default or exercise of rights hereunder.
IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

Soliton, Inc

By:
Lori Bisson, Chief Financial Officer

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